Exhibit 99 (a)


                     Revenue Growth Provides Solid Earnings
             Reserves Strengthen in an Uncertain Banking Environment

TULSA, Okla. (Wednesday October 29, 2008) - BOK Financial Corporation reported earnings of $56.7 million or $0.84 per diluted share for the third quarter of 2008. The Company reported a net loss of $1.2 million or $.02 per diluted share for the second quarter of 2008 and net income of $59.8 million or $0.89 per diluted share for the third quarter of 2007. Transactions related to the SemGroup LP and Lehman Brothers bankruptcies increased net income by $4.5 million or $0.07 per diluted share for the third quarter of 2008 and decreased net income by $57.0 million or $0.84 per diluted share for the second quarter of 2008.

Year-to-date net income totaled $117.8 million or $1.74 per diluted share for the nine months ended September 30, 2008 and $166.5 million or $2.46 per diluted share for the nine months ended September 30, 2007.

"BOK Financial is pleased to report solid earnings for the third quarter of 2008, a period of great uncertainty," said President and CEO Stan Lybarger. "Despite continued disruptions in the financial markets, our capital position and liquidity remain strong. Net interest revenue and fee revenue provided a foundation for our earnings while credit reserves increased. Our loan portfolio grew by $162 million and we funded almost $350 million of residential mortgage loans during the third quarter. We increased deposits by more than $460 million and our total capital is among the strongest in the country."

Highlights of the third quarter of 2008 included:

o Net interest revenue totaled $164.3 million, up $5.4 million over the second quarter of 2008 and $24.9 million over the third quarter of 2007. Net interest margin was 3.48% for the third quarter of 2008, 3.44% for the second quarter of 2008 and 3.27% for the third quarter of 2007. Growth in net interest revenue and net interest margin was due largely to increased earning assets and widening spreads.

o Fees and commissions revenue totaled $126.7 million for the third quarter of 2008, $63.6 million for the second quarter of 2008 and $103.7 million for the third quarter of 2007. Fees and commissions grew $16.9 million or 16% over the third quarter of 2007, excluding SemGroup and Lehman related items, due largely to brokerage and trading revenue. Fees and commissions decreased $2.4 million, excluding SemGroup and Lehman related items, from the second quarter of 2008.

o Combined reserves for credit losses totaled $209 million or 1.65% of outstanding loans at September 30, 2008, up from $177 million or 1.41% of outstanding loans at June 30, 2008. At September 30, our ratio of reserves to outstanding loans exceeded the median of our defined peer group. Net loans charged off and provision for credit losses were $20.2 million and $52.7 million, respectively, for the third quarter of 2008. Net loans charged off and provision for credit losses were $39.0 million and $59.3 million respectively for the second quarter of 2008 and $4.9 million and $7.2 million, respectively for the third quarter of 2007.

o Non-performing assets totaled $252 million or 1.98% of outstanding loans and repossessed assets at September 30, 2008, up from $181 million or 1.45% of outstanding loans and repossessed assets at June 30, 2008. The increase in non-performing assets included an expected $36 million of unpaid amounts due from SemGroup in settlement of funded letters of credit and derivative contracts which terminated during the third quarter.

o The Company maintained strong Tier 1 and tangible capital ratios of 9.25% and 7.16%, respectively, at September 30, 2008. Tier 1 and tangible capital ratios were 8.69% and 7.15%, respectively, at June 30, 2008. At September 30, 2008, the Company's total capital ratio was near the top quartile of 50 largest U.S. banks. The Company paid a dividend of $15.2 million or $0.225 per common share during the third quarter of 2008.

o On October 28, 2008, the Company's board of directors declared a dividend of $0.225 per common share payable on December 2, 2008 to shareholders of record as of November 14, 2008.

Net Interest Revenue

Net interest revenue totaled $164.3 million for the third quarter of 2008, up $5.4 million or 14% annualized over the second quarter of 2008 and $24.9 million or 18% over the third quarter of 2007. Net interest margin was 3.48% for the third quarter of 2008, 3.44% for the second quarter of 2008 and 3.27% for the third quarter of 2007. The spread between LIBOR and the federal funds rate continued to widen in the third quarter. LIBOR is the basis for interest earned on many of our loans. The federal funds rate is the basis for interest paid on many of our interest-bearing liabilities. In addition, our mix of funding sources shifted to lower-cost deposit accounts during the third quarter.

Average earning assets for the third quarter of 2008 increased $174 million compared with the previous quarter, including a $138 million increase in average loans, net of allowance for loan losses, and a $26 million increase in average securities. Average commercial loans increased $253 million and average commercial real estate loans decreased $106 million.

Average deposits increased $967 million during the third quarter, including a $716 million increase in average time deposits and a $251 million increase in average demand and interest-bearing transaction deposit account balances. Average other borrowed funds, which consist primarily of Federal Home Loan Bank advances, decreased $877 million. Growth in average time deposits included a $550 million increase in brokered deposits as the Company realigned its funding sources to increase overnight liquidity.

Credit Quality

Non-performing assets totaled $252 million or 1.98% of outstanding loans and repossessed assets at September 30, 2008, up $71 million since June 30, 2008. Non-performing assets included $9.6 million of restructured residential mortgage loans guaranteed by agencies of the U.S. government and $16 million of loans and repossessed assets acquired with First United Bank in the second quarter of 2007. The Company will be reimbursed by the sellers up to $8 million for any losses incurred during a three-year period after the acquisition date.

Non-accruing commercial loans totaled $106 million or 1.45% of total commercial loans at September 30, 2008. Approximately $50 million of non-accruing commercial loans are in the energy sector of the portfolio, including $48 million due from SemGroup. This amount represents one-third of our pre-bankruptcy amounts due from SemGroup. In addition, $27 million of non-accruing commercial loans are in the services sector of the loan portfolio. The distribution of non-accruing commercial loans among our various markets included $75 million in Oklahoma, $12 million in Colorado and $10 million in Texas.

Non-accruing commercial real estate loans totaled $78 million or 2.88% of outstanding commercial real estate loans at September 30, 2008. Non-accruing commercial real estate loans included $54 million of land and residential lot and construction loans, $13 million of loans secured by retail properties and $3 million of loans secured by office buildings. The distribution of non-accruing commercial real estate loans among our various markets included $51 million in Arizona, $8 million in Texas, $8 million in Colorado and $5 million in New Mexico.

"While our asset quality trends deteriorated in the third quarter, it is important to note that the Arizona real estate market has been the biggest driver of the deterioration," said Lybarger. "This market is a relatively small percentage of our Company's balance sheet. However, we have long maintained commercial real estate below 25% of total loans, which should help as we work through this cycle."

At September 30, 2008, non-performing assets in the Arizona market totaled $58 million or 9.47% of loans and repossessed assets, up from $35 million or 5.67% at June 30, 2008. Non-performing land and residential lot and construction properties in Arizona totaled $41 million at September 30, 2008, up from $30 million at June 30, 2008.

Our consumer credit exposure consists primarily of residential mortgage loans, home equity loans and indirect automobile loans. Non-accruing permanent residential mortgage loans totaled $26 million or 2.21% of outstanding residential mortgage loans at September 30, 2008. Non-accruing home equity loans totaled $674 thousand or 0.14% of outstanding home equity loans. The distribution of non-accruing residential mortgage loans among our various markets included $10 million in Texas, $9 million in Oklahoma and $3 million in Arizona.

At September 30, 2008, the distribution of our $721 million portfolio of indirect automobile loans among various markets was $454 million in Oklahoma, $176 million in Arkansas and $91 million in Texas. Approximately 2.29% of the indirect automobile loan portfolio is past due 30 days or more, including 2.23% in Oklahoma, 2.56% in Arkansas and 2.08% in Texas. At June 30, 2008, approximately 1.95% of the indirect automobile loan portfolio was past due 30 days or more. This compares to a national average of 2.60% for indirect automobile loans past due 30 days or more at June 30, 2008.

The combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $209 million or 1.65% of outstanding loans and 99% of non-accruing loans at September 30, 2008. The allowance for loans losses was $187 million and the reserve for off-balance sheet credit losses was $22 million. At June 30, 2008, the combined allowance for loan losses and off-balance sheet credit losses was $177 million or 1.41% of outstanding loans and 119% of non-accruing loans.

Real estate and other repossessed assets totaled $28 million at September 30, 2008, up from $21 million at June 30, 2008. Real estate and other repossessed assets included $17 million of 1-4 family residential properties and residential land development properties, $5 million of developed commercial real estate properties, $4 million of undeveloped land and $2 million of automobiles. Real estate owned and other repossessed assets are primarily located in Oklahoma, Texas, Arkansas and Colorado. Approximately $2 million of real estate and other repossessed assets are supported by the First United Bank sellers' guaranty.

The Company also has off-balance sheet obligations related to certain community development residential mortgage loans that were sold to U.S. government agencies with recourse. These mortgage loans were underwritten to standards approved by the agencies, including full documentation and were originated under programs available only for owner-occupied properties. The outstanding principal balance of these loans totaled $388 million at September 30, 2008. All of these loans are to borrowers in our primary market areas, including $274 million in Oklahoma, $44 million in Arkansas, $22 million in New Mexico and $18 million in Kansas City. At September 30, 2008, approximately 2.17% of these loans are non-performing. A separate reserve for credit risk of $8.6 million is maintained for these loans.

Securities and Derivatives

The Company's securities portfolio totaled $6.7 billion at September 30, 2008, up $451 million since June 30, 2008. The portfolio consisted primarily of mortgage-backed securities, including $4.8 billion fully backed by U.S. government agencies and $1.5 billion privately issued by publicly-owned financial institutions. The portfolio does not hold any securities backed by sub-prime mortgage loans, collateralized debt obligations or collateralized loan obligations. The Company holds no debt of corporate issuers. Net unrealized losses on the Company's portfolio of available for sale debt securities totaled $156 million at September 30, 2008. These unrealized losses were determined to be temporary based on an assessment of current and anticipated market conditions.

Approximately $439 million of the privately issued mortgage-backed securities consisted of Alt-A mortgage loans. Approximately 83% of these securities are credit enhanced with additional collateral support and approximately 87% of our Alt-A mortgage-backed securities represents pools of fixed-rate mortgage loans. None of the adjustable rate mortgages are payment option ARMs.

"Our strategy has been to enhance the credit quality of our securities portfolio in exchange for slightly lower yields," said Lybarger. "This strategy has limited our risk in the current environment."

The securities portfolio also included $32 million of preferred stocks issued by seven financial institutions. None of these institutions are in default and all of the issuers are rated investment grade. The fair value of these preferred stocks was $24 million at September 30, 2008. Based on an assessment of current and anticipated market conditions, the Company determined that the $8.5 million of unrealized losses on these securities were temporary. BOK Financial does not own any equity securities issued by Fannie Mae or Freddie Mac.

The Company also has a portfolio of derivative contracts which are used for customer risk management programs and internal interest rate risk management programs. At September 30, 2008 the fair value of all asset contracts totaled $572 million, net of cash margin held by the Company. The largest amount due from a single counterparty, a subsidiary of an international energy company, to these contracts at September 30 was $67 million. The largest amount due from this counterparty decreased to $35 million through receipt of cash margin the next day.

Net gains on securities, derivatives and mortgage servicing rights totaled $915 thousand for the third quarter of 2008, compared with net losses of $9.0 million for the second quarter of 2008 and net gains of $2.2 million for the third quarter of 2007.

                                                                   Quarter Ended

                                            September 30          June 30             September 30
                                               2008                2008                    2007

Gain on portfolio securities               $     917             $    276               $     21
Gain on Mastercard IPO securities                  -                   -                  1,073
Gain (loss) on derivative contracts            4,366               (2,961)                  865
Gain (loss) on mortgage hedge
  securities                                   1,186               (5,518)                3,654
Loss on change in fair value
  of mortgage servicing rights                (5,554)             (   767)              (3,446)
                                             --------           -----------             --------
Gain (loss) on mortgage servicing rights
  net of mortgage hedge securities            (4,368)              (6,285)                 208
                                             --------           -----------             --------
Net gain (loss) on securities, derivatives
  and mortgage servicing rights             $    915              $(8,970)              $2,167


Liquidity and Capital

The Company improved its liquidity during the third quarter by reducing net amounts funded into margin accounts to support customer derivative contracts by $791 million, increasing deposit account balances by $460 million and increasing other short-term borrowings by $566 million. The decrease in net amounts funded into margin accounts was due to settlement of derivative contracts and a reduction in energy prices during the third quarter. Time deposits increased by $456 million due primarily to a $453 million increase in brokered time deposits. Increased liquidity was used to reduce funds borrowed from the Federal Home Loan Banks by $1.1 billion, increase the securities portfolio by $451 million and fund net loan growth of $162 million. These actions supported a strategy to improve the Company's overnight liquidity.

Net loan growth consisted of a $235 million increase in commercial loans and a $62 million increase in residential mortgage loans, partially offset by a $114 million decrease in commercial real estate loans and a $22 million decrease in consumer loans. The outstanding balance of energy loans increased $205 million. Residential construction and land development loans decreased $53 million and indirect automobile loans decreased $14 million. The Company also funded $347 million of residential mortgage loans during the third quarter. These loans were originated across all of our primary markets.

The Company and each of its subsidiary banks exceeded the regulatory definition of well-capitalized at September 30, 2008. The Company's Tier 1 and tangible capital ratios were 9.25% and 7.16%, respectively, at September 30, 2008. Tier 1 and tangible capital ratios were 8.69% and 7.15%, respectively, at June 30, 2008. In addition, the Company's total capital ratio was 12.55% at September 30, 2008 and 11.69% at June 30, 2008. The Company maintained its cash dividend of $0.225 per common share during the third quarter.

The Company is continuing to evaluate the recently announced TARP Capital Purchase Program. The TARP program allows participating banks to increase capital by issuing preferred stock and common stock warrants to the U.S. government. The Company will make a decision about participating in the TARP program before the November 14, 2008 deadline.

Fees and Commission Revenue

Fees and commissions revenue totaled $126.7 million for the third quarter of 2008, $63.6 million for the second quarter of 2008 and $103.7 million for the third quarter of 2007. Fees and commissions revenue excluding transactions related to SemGroup and Lehman Brothers was $120.0 million for the third quarter of 2008, $122.3 million for the second quarter of 2008 and $103.0 million for the third quarter of 2007. The $2.4 million reduction in fees and commissions revenue from the previous quarter was due primarily to a $2.5 million decrease in fees earned on margin assets. Average margin assets, which are held primarily as part of the Company's customer derivative programs, totaled $532 million in the third quarter of 2008 and $762 million in the second quarter of 2008. The decrease in revenue from margin assets was offset by an increase in net interest revenue due to lower funding costs.

Operating Expenses

Operating expenses totaled $164.3 million for the third quarter of 2008, up $5.0 million over the preceding quarter and $13.3 million over the third quarter of 2007. Excluding changes in the fair value of mortgage servicing rights, operating expenses increased $235 thousand over the second quarter of 2008. Personnel expense decreased $2.0 million due primarily to lower incentive compensation and deferred compensation expenses. The Company recognized a $1.7 million charge for its obligation to support a settlement of litigation between Visa, Inc and Discover Financial Services.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., Cavanal Hill Investment Management, Inc., the TransFund electronic funds network, and Southwest Trust Company, N.A. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.